MOMENTOUS ENTERTAINMENT GROUP TO ACQUIRE GERMAN SOCIAL NETWORKS STUDIVZ AND MEINVZ

Social Media Acquisition Expands Distribution in Germany, Switzerland and Austria

LAS VEGAS, NEVADA, November 29, 2016 – Momentous Entertainment Group, Inc. (“Momentous”) (OTCBB:MMEG), a diversified media company with a focus on technology that creates, produces and distributes quality content across various media platforms, announced today that it has executed a binding Letter of Intent to acquire Poolworks Germany Ltd (“Poolworks”), one of the largest social media companies in Europe with its social networks studiVZ and meinVZ, for $10 million in preferred stock. The transaction is expected to close by the end of December 2016.

“This is a significant acquisition that allows us to target the German speaking market with our expanding entertainment content library,” said Momentous CEO, Kurt Neubauer.  “Additionally, we are committed to relaunching the web and mobile platforms to increase user engagement and retention, expand the video features and add capabilities to attract a younger audience.”

“Considering Microsoft’s anticipated purchase of LinkedIn valuated at $247 per user and FaceBook’s valuation of $200 per user(1); acquiring Poolworks for $1 per user affords the opportunity for substantial growth.” Mr. Neubauer also stated, “The Poolworks acquisition will bring the necessary asset value to Momentous to begin to consider the process of a possible uplisting to the NASDAQ or the New York Stock Exchange.

The studiVZ platform was founded in 2005 in Berlin and received investment capital from Lukasz Gadowski, Georg von Holtzbrinck Publishing Group and the Samwer brothers.  It was acquired along with meinVZ by Georg von Holtzbrinck Publishing Group in 2007 for 85 million euros and then by financiers Michael Pope and Adam Levin in 2012.  Today, studiVZ and meinVZ have more than 10 million registered users and over 45 million page impressions per month, largely in the German-speaking countries of Germany, Switzerland and Austria.

“We are happy that studiVZ and meinVZ will find a new home with the Momentous Group, who will provide the necessary resources to improve and grow the platforms.  Although the German social media landscape is competitive, Momentous has an advantage with its ability to quickly produce, source and deliver engaging content,” said Michael Pope, Chief Operating Officer at Poolworks.  “Also, the executive team at Momentous has committed to maintain a strong focus on information security for its users, something that competing German social networks continue to neglect.”

In a news release issued last July, Momentous stated it would provide entertainment content to Poolworks social media sites, studiVZ and meinVZ.  The Company would deploy a Momentous online branded network with a full end-to-end OTT streaming service.  John Pepe, Jr., Chief Operating Officer of Momentous, has been working tirelessly to set up superb content suitable for streaming on Poolworks social media websites designed to draw and create recurring monthly revenue.”

Mr. Pepe stated, “Our goal is to provide the right content combinations to attract new subscribers and subscription renewals. Once this system is installed and operational, Momentous Entertainment will continue to offer additional video channels as they become available to provide broad viewing options for Poolworks subscribers.”

Footnote 1 - CNBC Article by Mark Fahey, 14 Jun 2016

http://www.cnbc.com/2016/06/14/microsoft-got-linkedin-users-at-a-discount.html

About Poolworks Germany Ltd.

Poolworks’ studiVZ and meinVZ record more than 10 million registered users between the ages of 16 and 59 and over 45 million page impressions per month. Established in Germany in 2005, Poolworks has evolved into a recognizable household name by developing new platforms, integrating content, and marketing social games.  To learn more, visit Poolworks’ websites: www.studivz.net and www.meinvz.net.

About Momentous Entertainment Group (MMEG)

Momentous Entertainment Group, Inc. is a diversified media company with a focus on technology that creates, produces and distributes quality content across various media platoforms.  Momentous has a combined management experience of more than 100 years in entertainment, technology and marketing.

Please note the Company may use social media to communicate with the public. This communication may include information that could be deemed material information. As a result, the Company encourages interested parties to review the information that it posts on the following social media channels: Facebook (https://facebook.com/momentousent13), Twitter (https://twitter.com/momentousent13), and LinkedIn (https://www.linkedin.com/company/10623581).

To learn more, visit Momentous Entertainment Group’s websites: Products Site www.momentousent.com, Music Site www.momentousmusic.com and Music One Corp www.music1.biz.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management’s view of Momentous Entertainment Group Inc’s (MMEG) future expectations, plans and prospects. In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of MMEG to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents MMEG files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on MMEG’s future results. The forward-looking statements included in this press release are made only as of the date hereof. MMEG cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, MMEG undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by MMEG.

Contacts:

Tim Williams   800-314-8912   investors@momentousent.net